Exhibit 99.3

4th QUARTER 2007 EARNINGS REVIEW

January 22, 2008

CHARLOTTE

Kenneth D. Lewis, Chairman and Chief Executive Officer

I.	Good morning and thank you for joining our earnings review

A.	In our time this morning Joe and I would like to cover several topics including various aspects of earnings in 2007, our strategy for Capital Markets and Advisory Services, and our outlook for 2008

B.	We will cover what we think is relevant for both understanding the quarter and conveying to you our thoughts about the future

C.	Additional details on our quarterly and full year results are available in the financial supplement

D.	Clearly, the past few quarters have been stressful for shareholders, management and associates….easily the toughest environment since I have been CEO of Bank of America

E.	But at the same time, it is important to stay focused on our strategic goals and to remember that our business model was designed to handle cyclical stresses if not the extremes we are experiencing today

F.	For the full year of 2007, Bank of America earned $15 billion or $3.30 per diluted share

1.	This includes the deeply depressed results of the fourth quarter in which we earned only $268 million or $.05 a share

G.	You also know by now that the earnings decline from earlier periods was largely due to revaluations of structured credit positions, other market dislocations that affected our results, and higher credit costs

H.	While the market has been rocky and certainly impacted our results, our performance even under these conditions, has not been what it should have been

I.	Before Joe talks about quarterly earnings and our outlook for 2008, I want to spend the next few moments touching on 2007 highlights in each of our businesses

J.	Many of our businesses had a good year from a revenue standpoint which provides a base from which to deliver strong results going forward

K.	Starting with Global Consumer and Small Business Banking, total revenue increased 6 percent due to impressive performance in noninterest income and increased net interest income

1.	However, earnings of $9.4 billion for 2007 were down 17 percent from a year ago due to a 51 percent increase in provision

2.	Noninterest income grew 13 percent due to good Card performance and higher service charges

3.	We increased the allowance for loan losses by around $2 billion due mainly to ongoing weakness in the housing market along with seasoning of several growth portfolios

4.	Product sales were strong, up 9 percent from last year with net new checking accounts exceeding 2 million in 2007

a.	That makes a total of nearly 10 million over the past 4 years

5.	Product and process innovation helped us maintain our leading positions in most consumer categories

6.	We regained some traction in the last half of 2007 on retail deposit growth after several quarters of sluggish results

7.	We attained a longstanding goal of the leading position in the origination of direct-to-consumer real estate loans

8.	And maintained our #1 ranking as card services lender in the US and UK

9.	Our efforts in expanding Small Business continued to produce results with revenue growth of 13 percent, average loan growth of 27 percent and growth in active accounts online of 16 percent

10.	In short, even though the economy has slowed, we continue to add new retail customers and expand our relationships with existing customers

L.	Global Wealth and Investment Management earned $2.1 billion in 2007, down 6 percent from 2006 due to the impact of the cash fund support which Joe will discuss

1.	On the positive side, asset management fees increased 21 percent in Columbia

2.	The integration of US Trust is proceeding as planned and contributed to an increase to earnings in the private wealth management area

3.	Earnings in Premier Banking & Investments were up 8 percent due to record brokerage income and good growth in fee based assets and loan production

4.	Loans with premier customers rose 16 percent in 2007 with organic growth in deposits of 3 percent

5.	The Marsico sale closed during the quarter resulting in a gain of $1.5 billion pre-tax which is reflected in the All Other segment

6.	Assets under management in GWIM closed the year at $643 billion, up 7 percent from a year ago after adjusting for the sale of Marsico ($61 billion impact to AUM) and the addition of US Trust mid-year and LaSalle

M.	Global Corporate and Investment Banking earned $538 million in 2007 reflecting the negative impact of significant events in the financial markets

1.	For the year Capital Markets and Advisory Services lost $3.4 billion versus earning $1.7 billion in 2006

2.	Outside of the capital markets businesses, the combination of Business Lending and Treasury Services earned $4.2 billion

3.	This was down from the $4.6 billion earnings in 2006 as good client activity, which drove revenue growth, was offset by higher provision expense coming off of recent historic lows and increased infrastructure spending

4.	2007 was a year of heavy investment for the future growth of our Treasury business

5.	As you saw in the press release last week we have completed much of the strategic review of Capital Markets and Advisory Services and remain dedicated to customer and client activity

a.	However, we are returning to a more basic strategy

b.	We are currently marketing our prime brokerage business and are downsizing our CDO and certain structured products businesses

c.	We are resizing the international platform to emphasize core competencies in debt, cash management and trading

d.	In other words, we will play to our strengths and deemphasize those businesses where we lack scale

6.	These actions should result in a smaller balance sheet and lower headcount and, if we started with this action plan on day 1 of this year, would probably leave our revenue in the capital markets business somewhere around the 2005 level

N.	Not included in the three business segments is equity investment income of $3.7 billion in 2007, which includes results from Principal Investing, that benefited from favorable market conditions, dividends and other returns from our strategic investments

1.	The contribution to equity investment income from Principal Investing was approximately $2.2 billion

2.	That is higher than we expected a year ago and driven by a robust market in the first half of the year

O.	Before I turn it over to Joe, let me make a couple comments about my expectations in 2008

1.	Our economic expectations project minimal GDP growth and although a slowdown, not a recession, as we expect a pretty rocky start to the year improving thereafter

2.	Absent a market disruption event like we experienced in 2007, I would expect our earnings per share in 2008 to be well above $4 a share.

3.	As I said earlier, US Trust is going well and is on target to be accretive in 2008

4.	Likewise, early results from LaSalle are positive and expected to add to earnings in 2008

a.	Business in general is good and we now believe that we will exceed our cost savings projections

b.	Over the quarter, our commercial deposit base has grown 5 percent in the LaSalle footprint as clients benefit from Bank of America’s expanded credit and treasury services capabilities

5.	Countrywide is expected to close early in the second half of this year

6.	Since we believe the impact of Countrywide to earnings will be neutral in 2008, all of our comments today about 2008 exclude the addition of Countrywide

7.	With our writedowns this quarter we are comfortable that current CDO values are appropriate but could be subject to further changes based on market conditions

8.	At the time of the LaSalle announcement we had estimated a Tier 1 capital ratio (our most constraining measure) of approximately 7.5 percent

a.	Our current capital position is not at our 8% Tier 1 target, principally due to the combination of the LaSalle acquisition as well as lower earnings

b.	Our goal continues to be getting back to that target and we will do that through earnings generation, capital raising and no net share repurchases

c.	Given our outlook for the economy and our earnings potential in 2008, we have not changed our philosophy about the dividend and remain proud of our record of 30 straight years of increases

9.	The environment is very tough and we expect it to remain so for some months to come

10.	We stay concerned about the level of domestic consumption and spending given the prolonged housing slump, subprime issues and higher fuel and food prices

11.	Our core businesses of retail banking, Card, consumer real estate, small business, commercial banking, treasury services and asset management remain very sound and in many cases, we believe are world class

12.	We also have strengths in fixed income and certain other capital markets businesses and our retooling of these businesses puts us on good footings as well

13.	Our initiative spend in 2008 is targeted at $1.4 billion which is more than we spent in 2007 and signals that we have stepped up investments for the future

14.	Those investments focus on areas like

a.	The mass affluent customer base as we continue to expand our offerings to relationship customers that give us more of their business, in essence scaling what is already a proven model

b.	We have focused a lot of attention on the retirement opportunity to capitalize on the continuing change in demographics to grow revenues associated with this shift

c.	We expect to see continued growth in our mass consumer business as we focus on the cornerstone products of the relationship

d.	This is helping us regain momentum in our deposit growth, add to our leading position in card services, both domestic and international and increase our share of the mortgage market

e.	With our new “go to market” model in our commercial and treasury business we will drive productivity gains and improve client satisfaction

f.	Innovation in products, distribution and process improvements stemming from all our associates’ efforts in 2007 will serve us well as we start the new year

15.	While we have reassessed our strategy in investment banking and capital markets, we by no means have hunkered down and are looking forward to leveraging our strengths in 2008

16.	We have also been anticipating the normalizing credit environment that we are experiencing and have been working closely with our customers and clients to assure them we are in the lending business but at the same time we are focused on getting paid for the risk we take

17.	With that, I will turn it over to Joe to expand a bit on the quarter as well as on some of the points I referenced

Joe L. Price, Chief Financial Officer

II.	Thanks Ken

A.	Before I dive into the businesses let me take a minute to summarize some of the larger items affecting this quarter’s results

B.	Either Ken or I have discussed these items at different times during the fourth quarter

1.	We had negative CDO and subprime related charges during the quarter of $5.3 billion ($4.5 billion are in trading and $750 million were recorded in other income)

2.	Provision expense rose to $3.3 billion and included additions to reserves of $1.3 billion

3.	Our other expenses include costs for VISA

4.	We also had a charge of approximately $400 million to support Columbia’s cash funds

5.	and incurred a writedown of around $400 million associated with mezzanine securities we had previously purchased from Columbia’s cash funds

6.	Our weak trading revenue reflect some negative results on positions other than CDOs

7.	and lastly, we booked the $1.5 billion gain on the sale of Marsico that Ken referenced

C.	LaSalle closed on October 1st and distorts the trends in many items

1.	While we don’t intend to break out LaSalle results going forward, we are providing a good bit of detail this quarter

2.	As Ken said the LaSalle businesses are doing well and the integration is on track

3.	Revenue was $685 million consisting of $470 million in NII and $215 million in noninterest income

4.	Much of the revenue was related to commercial banking

5.	Expenses were $615 million including merger costs and negligible cost saves resulting in an earnings contribution in the quarter of about a penny

6.	At closing on October 1, LaSalle added $63 billion in loans, $30 billion in securities and $63 billion in deposits to the balance sheet

7.	Asset quality has been consistent with our expectations

a.	Reported provision expense was $8 million

b.	Of the increases in NPAs and criticized exposure at the total company, the addition of LaSalle represented 47 percent ($1.2 billion) and 78 percent ($5.2 billion) of the increases, respectively

8.	As Ken mentioned, things are on track

9.	Cost saves are now projected to be higher than originally expected but in 2008 this will likely be offset by some shortfall in operating earnings, principally in the markets related portion of the business

10.	We’ve completed all our assessments and are into the execution phase which involves changes to sales processes, product offerings, customer marketing and system conversions

D.	Now let me move into some brief comments about the fourth quarter business performance before I talk in detail about Capital Markets and Advisory Services, credit quality and some other topics

1.	In Global Consumer and Small Business Banking earnings of $1.9 billion in the fourth quarter were down 28 percent from a year ago as revenue growth of more than 7 percent ($843 million) was more than offset by higher provision ($1.5 billion) adding almost $1.3 billion to the allowance for loan losses

a.	Sales performance in the quarter totaled more than 12 million units, up 11 percent over last year

b.	As you can see, total retail deposit balances including our wealth management balances are up 10 percent from a year ago driven by a combination of organic and acquisition growth

c.	On an organic basis through much of the year, we lagged the market but have regained some momentum and market share in the last half of the year with linked quarter growth of 1%

d.	Debit card purchase volume increased 13 percent over last year and revenue grew by 12 percent to $564 million for the quarter

e.	Net new retail accounts drove service charges up 17 percent over last year

f.	Card services revenue grew 3 percent from last year as ending managed loans were up 12 percent

g.	This 3 percent revenue growth is muted as the I/O strip had a negative swing of $260 million year to year (without the swing, card revenue increased 9 percent)

h.	The writedown on the I/O during the fourth quarter was $167 million driven principally by higher projected credit losses

i.	Purchase volumes were up 6 percent from last year driven by international growth as US growth rates remained lower at 4 percent

j.	Cash volumes are up 20 percent

k.	First mortgage originations across the company were approximately $25 billion, an increase of 5 percent from last year

l.	And, although down in originations from the previous quarter, our direct to consumer market share continues to grow despite the market disruptions.

m.	Mortgage banking income on a consolidated basis increased $231 million to $386 on a linked quarter basis, mostly from higher servicing income

n.	Average home equity loans are up 5 percent from the third quarter after adjusting for LaSalle

2.	Switching to Global Wealth and Investment Management – earnings of $334 million were impacted by fund support during the quarter

a.	As Ken mentioned, we recorded a pre-tax gain from the sale of Marsico in the quarter of $1.5 billion which was recorded in our corporate results outside this business segment

b.	As a result of this sale AUM was reduced by $61 billion of the total $106 billion that was managed by Marsico

c.	Marsico continues to manage $45 billion in AUM that remains in GWIM

d.	Revenues will be reduced by about $450 million annually and expenses by around $150 million

e.	Included in the results for Columbia was a charge of just under $400 million versus the $600 million we had estimated earlier in the quarter to support Columbia’s cash funds due primarily to SIV exposure

f.	Columbia’s exposure to SIVs across the entire cash fund complex is just above 4 percent with around half of that being exposure to non-bank sponsored SIVs

g.	All exposure is senior paper and has been marked by the Columbia funds at year end

h.	The support agreements remain in place if needed.

i.	Aside from the SIV impact, asset management fees in Columbia grew 21 percent year to year

j.	Going forward, revenue should rebound as the absence of the market disruption impact and the addition of US Trust will offset the impact from the Marsico sale

k.	Additionally, incremental investments in marketing campaigns, client facing associates and our retirement and affluent initiatives is expected to drive future growth in all of three of their core units

3.	Equity Investment gains for the total corporation in the fourth quarter were $317 million which is at the lower end of the range we discussed last quarter due to market conditions

4.	Also included in all other, was a $400 million writedown related principally to a mezzanine SIV investment we previously purchased out of the Columbia funds

a.	This investment has been written off

5.	Finally, let me turn to GCIB and address Capital Markets and Advisory Services

a.	Unfortunately I have to once again report losses in this business

b.	Markets seemed to recover a bit in early October only to seize up again in November making it feel like a repeat of August

c.	Given the current market conditions, I will again go into more detail than usual in order to provide the level of transparency that most of you are looking for

d.	CMAS had a loss this quarter of $3.8 billion as revenues declined $4.4 billion from the third quarter

i.	Investment Banking produced revenue of $577 million and although down 24 percent from a year ago, exceeded third quarter results by 32 percent

ii.	Sales and trading results were down $4.5 billion primarily due to the $5.3 billion writedown of CDO and subprime related exposures taken in the quarter

e.	Let me take you through CMAS by products:

i.	I will start with Liquid Products, which includes interest rate products, foreign exchange, commodities and municipal finance as they produced $584 million in sales and trading revenue for the quarter, tops for the year and up 32 percent from a year ago

ii.	We had strong results in interest rate products and foreign exchange and less of a drag from our muni business that was still burdened by spread widening

f.	Turning to Credit Products, sales and trading revenue was a negative $455 million for the quarter compared to a negative $885 million in Q3

i.	The losses are centered in a couple legacy books that we continue winding down after our third quarter experiences

ii.	As you know, the market has not been real accommodating for that purpose

g.	Now, before going into the other capital markets businesses let me address where we stand on our non-real estate origination business

i.	Our share of the leveraged lending forward calendar dropped from $28 billion at the end of September to just over $12 billion at year-end

ii.	Our funded positions held for distribution increased just over $1.5 billion to $6 billion

iii.	There was a good deal of activity as we entered around $5 billion in new commitments, syndicated some and had some deals terminate

iv.	Our third quarter mark, which included consideration of deal fees, was pretty close to what it took to distribute and mark our current exposure

h.	There were really no investment grade deals funded or in the pipeline in excess of normal levels

i.	On the CLO front, we are down to under a billion of leveraged loan inventory due to some executions and sales during the quarter

j.	Let me cover Equities real quick before turning to Structured products

k.	Sales and trading revenue in Equities of $198 million compares to $244 million in the third quarter

i.	The decline here was driven by lower client activity in equity capital markets and lower equity derivative revenues

l.	Now, turning to Structured products which includes residential mortgage and asset backed securities, commercial mortgages, structured credit trading and structured securities businesses including our CDO business

m.	Sales and trading results in the quarter were a negative $5.5 billion driven by the marks on our CDO and other residential mortgage exposure as well as on our CMBS origination business

n.	On the CMBS side, we ended the quarter with $13.6 billion in funded debt

i.	That compares to $8.4 billion at the beginning of the quarter, with fundings of just over $11 billion being offset by securitizations of about $9 billion and the addition of $3.4 billion from LaSalle

o.	As you are aware, the CMBS market has been slow resulting in some securitizations that have not been profitable

i.	We have reflected that in our year end marks and losses from this activity for the quarter totaled around $130 million

ii.	This mark also covered the forward pipeline which was down to just over $2 billion at year end from almost $10 billion at 9/30

p.	We continue to wind down our structured credit trading business and experienced some additional losses there

q.	We also experienced negative marks on our non-subprime residential non-agency securities exposure, our remaining subprime whole loan exposure and our remaining subprime securities manufactured for distribution

r.	All in, net marks on these books were around $330 million

s.	The remaining subprime exposure is around a half a billion and held in security form

t.	On the CDO side, our losses in the quarter were $5.1 billion, after excluding the subprime whole loan marks I just mentioned

i.	This includes charges associated with our super senior exposure, counterparty risk associated with wraps on our insured super senior exposure and other sales and trading exposure including the CDO warehouse

ii.	The super senior CDO exposure, before adjusting for the writedowns on our super senior piece is shown in the supplemental information we provided

iii.	The highlighted column, which totals $12.1 billion (again, before our writedowns), depicts our subprime exposure that is not insured and where subprime consumer real estate loans make up at least 35% of the ultimate underlying collateral

iv.	Approximately $4 billion of our marks were against this exposure

v.	To give you a little more background on our exposure

•	for high grade, about 40 percent of the collateral is not subprime and of the remaining 60 percent that is subprime, two thirds is 06/07 vintage and one third is 05 and prior

•	for our 2a7 mezzanine exposure, 60 percent of the collateral is not subprime and of the subprime collateral, 60 percent is ’05 and earlier vintage

•	on the cash side for mezzanine, the collateral is heavily weighted toward subprime with about 2/3 being later vintages

•	on the CDO squared side, for the cash positions about half is non subprime collateral

•	approximately a quarter is non subprime on the 2a7 put side

•	The subprime collateral is mostly later vintage in these exposures.

vi.	In addition to the mark on our super senior, a little more than $1 billion of our charges relate primarily to the writedowns on our CDO warehouse and on other sales and trading positions that had been retained in manufacturing CDOs or taken as collateral under financing transactions

vii.	The combined, subprime, positions at 12/31 are carried at $600 million or about 30 cents on the dollar

viii.	Finally, we also took charges to cover counterparty risk on the insured CDOs of around $200 million

ix.	From a valuation and management standpoint, we have evolved toward a view that for many, if not most of these structures, we will see terminations and therefore have looked through the structures to the net asset value supported by the underlying securities

x.	In these cases we utilized external pricing services consistent with our normal valuation processes

xi.	We priced over 70% of the exposure in this manner

xii.	The remaining exposure valuations were derived by reference to similar securities or on projected cash flows, the majority being by reference to similar securities

xiii.	For those that we valued using cash flow, consistent with my comment earlier, we generally assumed that the structures would terminate early and therefore you can think of it as almost an I/O valuation

xiv.	I might note that we also tested our overall valuation by cash flow analysis

xv.	Stepping back from the process, while we are still carrying exposure, much of the remaining value is from either the non subprime collateral, early vintage subprime collateral, or shorter term cash flows off the toughest collateral

6.	Let me spend a minute or two recapping what we have said recently about the results of our strategic review of the investment banking and capital markets business

a.	As you heard Ken say it’s back to basics

b.	We will focus on core strengths and natural advantages

c.	We will exit businesses that don’t align with those objectives

d.	We remain committed to serving our corporate sponsor and institutional investor clients’ needs with a wide range of investment banking services across industries

e.	Specific actions in the short term involve selling our prime brokerage business, restructuring our international platform

f.	These actions should result in total revenue levels in Capital Markets and Advisory Services more in line with 2005 levels if these actions were already implemented. Some of the revenue reductions won’t happen until later in the year so the quarterly average at the end of the year will probably look more like the 2005 run rate

g.	Obviously there are expense reductions associated with rightsizing the business that will occur throughout the year but those tend to lag the revenue somewhat

h.	The headcount reductions will include the 650 front office associates we announced last week and there will be infrastructure reductions to come as well

i.	Exit costs, severance and goodwill related charges should be around a nickel of earnings but we believe those will be more than offset by the gains associated with the sale of businesses we are exiting

j.	By the end of 2008 we also expect trading assets to have been reduced by more than $100 billion

E.	Now let me switch to credit quality

1.	On a held basis, net charge-offs in the quarter increased 11 basis points to 91 or $2.0 billion

2.	On a managed basis, overall net losses on a consolidated basis in the quarter increased 7 basis points to 1.34 percent of the managed loan portfolio or $3.3 billion

3.	Net losses in the consumer portfolios were 1.77 percent versus 1.62 in the third quarter

4.	Credit card represents almost 75 percent of total consumer losses

5.	Managed consumer credit card net losses as a percentage of the portfolio increased to 4.75 percent from 4.67 in the third quarter which is in line with what we have been telling you for several quarters

a.	30 day-plus delinquencies increased 21 basis points to 5.45 percent.

b.	We have seen an increase in delinquency in our card portfolio in those states most affected by housing problems

c.	To give you a little insight, the quarter over quarter rate of increase in 30 day plus delinquencies in the combined states of California, Florida, Arizona and Nevada increased over 5 times the pace of the rest of the portfolio

d.	That group makes up a little more than a quarter of our domestic consumer card book.

6.	We’ve mentioned before that we expect be in the 5 to 5.5 percent range for overall consumer card losses for the full year of 2008. That compares to the 4.75 percent we experienced in the fourth quarter

7.	We still expect to be in that range but our normal seasonal patterns, like the typical balance drop in the first quarter, may cause us to exceed it on a quarterly basis

8.	Obviously, further weakening in the economy could drive it higher

9.	Credit quality in our consumer real estate business, mainly home equity, deteriorated as a result of the housing market conditions getting weaker

10.	The problems to date have been centered in higher LTV home equity loans particularly in states that have experienced significant decreases in home prices.

11.	Home equity reported an increase in net charge-offs to $179 million or 63 basis points, up from 20 basis points at the end of September

a.	30 day plus performing delinquencies are up 25 basis points to 1.26 percent

b.	Nonperformers in home equity rose to 1.25 percent of the portfolio from 82 basis points in the prior quarter

c.	Even though our average refreshed FICO score remains strong at 721 and the combined loan to value (CLTV) is at 70 percent we have seen a rise in the percentage of loans that have a CLTV above 90 percent which is driven by the more recent vintages

d.	90 percent plus CLTV currently represents 21 percent of loans versus 17 percent in the third quarter

e.	We believe net charge-offs in home equity will continue to rise given seasoning in the portfolio and softness in real estate values

i.	We increased reserves for this portfolio to 84 basis points but wouldn’t be surprised to see losses cross the 100 basis point mark by the middle of this year as we work through higher CLTV vintages

ii.	Relative to the industry’s performance we believe that our results will continue to benefit from our relationship-based, direct to consumer strategy

iii.	Again, continued economic deterioration could drive higher losses

12.	Our residential mortgage portfolio continues to perform well, with losses at only 4 basis points in the fourth quarter

a.	While we have seen some deterioration in sub-segments, namely our Community Reinvestment Act portfolio under our LMI programs that totals some 8% of the book, nothing really stands out to us at this point

13.	Our auto portfolio closed the year with approximately $25 billion in loans

a.	As many of you may remember, we exited auto leasing in 2001 so we are talking loans in the portfolio, not leases

b.	Net charge-offs in the quarter were $99 million or an annualized 1.53 percent of the portfolio which is up 41 basis points or $22 million from the third quarter due to normal seasonal patterns as well as signs of deterioration in the most stressed housing markets.

14.	Switching to our commercial portfolios, net charge-offs increased in the quarter to $381 million or 47 basis points, up 5 basis points from the third quarter

a.	Despite deterioration in small business and home builders, the overall portfolios remain sound

b.	Net losses in small business, which are reported as commercial loan losses, are up $40 million from the third quarter and the net charge-off rate has risen to 6.33 percent from 5.89

c.	Excluding small business, commercial net charge-offs increased $70 million from the third quarter representing a charge-off ratio of 14 basis points

d.	These small increases are still coming off historic lows and part of the losses reflect net charge-offs from homebuilders which were approximately $19 million in the fourth quarter, a decline of $2 million from the third quarter

e.	Criticized exposure, for all commercial, rose from $10.8 billion in the third quarter to $17.6 billion due to the addition of LaSalle ($5.2 billion) and an additional $1.5 billion at legacy Bank of America due mainly to the home builder segment exposure

f.	NPAs rose $2.6 billion to almost $6 billion with LaSalle representing $1.2 of the increase ($873 million commercial and $339 million consumer) and legacy BAC added $1.4 billion ($183 million commercial and $1.2 billion consumer)

i.	As you would expect, additional consumer NPAs include home equity and residential mortgage while additional commercial NPAs involve commercial real estate, homebuilders to be specific

ii.	Home builder exposure was $14 billion at yearend from a utilized or outstanding view and $21.6 billion in total commitments, reflecting the LaSalle additions

iii.	39 percent of our homebuilder exposure is listed as criticized and while it could move higher we believe the portfolio is well collateralized and reflects both granularity and geographic diversity

h.	Coming back to small business, losses have increased significantly throughout the past year

i.	This sector remains one of the more important and faster growing parts of the economy

ii.	One in which we grew revenue 13% over 2006 and earned more than a billion dollars in 2007 despite higher losses and increases in reserves

iii.	While our risk adjusted margins are still attractive in this business our losses remain elevated

iv.	The deterioration has been driven by seasoning of some large 2005 and 2006 business card vintages

v.	We have since instituted a number of underwriting changes such as using more judgmental credit decisions, lowering initial line assignments and changing our direct mail offerings

vi.	The results have been a 15 to 20 point increase in average FICOs at origination, 15 to 20 percent reductions in average line amounts and a meaningful drop in approval rates

vii.	While it will take some time to work through these earlier vintages small business remains a critical customer segment with attractive, profitable growth opportunities for us

15.	Looking again at the total loan book, 90-days past due on a managed basis increased 5 basis points to 66 basis points while 30-days past due increased 33 basis points

16.	Fourth quarter provision of $3.3 billion exceeded net charge-offs, resulting in the addition of $1.3 billion to the reserve

a.	Deterioration drove approximately two-thirds of the increase reflecting ongoing weakness in the housing market principally in Home Equity and the home builder sector of the commercial portfolio

b.	Small business also experienced deterioration

c.	The remaining one-third of reserve build was due to growth and seasoning mainly in the consumer unsecured lending, US Card and Foreign Card portfolios

F.	Switching to net interest income

1.	Compared to third quarter on a managed basis, net interest income was up $824 million of which core (excluding trading-related) represented $816 million

2.	Adjusting for LaSalle, core net interest income was up $346 million or just over 3 percent on a linked quarter basis

3.	The reported decrease in net interest margin on a managed basis of 14 basis points was driven by several items

4.	First, the impact of the fed funds/Libor spread during the quarter

5.	Secondly, the impact of the LaSalle premium or goodwill being a non-interest bearing asset drove just over a 15 basis point decline

6.	Third, a one time benefit of restructuring international aircraft leasing operations

7.	Finally, core asset growth and funding

8.	Going forward, the fed funds/Libor spread impact has dissipated such that when coupled with the rate environment it should offset the absence of the one time benefit leaving our core net interest margin somewhat stable to this quarter

9.	As you can see from the bubble chart, our interest rate positioning had become more liability sensitive compared to the end of September

10.	This change was primarily driven by actions we took as we felt the downside risks had become greater than reflected in the forward rate curves

11.	As rates reacted to signs of a slowing economy in the fourth quarter, we had shifted our cash flow swap off-balance sheet position from a $113 billion pay fixed to a $34 billion receive fixed position, and that was our position at year end.

12.	I might note that as of today we have shifted back more closely to where we stood at the end of the third quarter as this downside risk looks to now be embedded in the forward rates

13.	We would continue to benefit from curve steepening but with a forward curve that reflects a 2.5 percent funds rate by the end of 2008, we think most of the downside risk is now built in

G.	Just a couple comments on expenses in the quarter

1.	Obviously our efficiency ratio is elevated as a result of the losses in capital markets

2.	Also, this quarter includes expenses for the VISA items

3.	These costs were split equally between our consumer bank and the commercial banking group

4.	GCIB incentive compensation costs were higher in the quarter, as we balanced the need to retain core personnel to execute our strategy going forward against the weak trading performance

5.	The fourth quarter included $140 million merger and restructuring costs for various acquisitions, the bulk of which are LaSalle and US Trust

H.	Let me say a few things about capital

1.

Tier 1 capital at the end of December was 6.87 percent, down from 8.22 percent at September 30th due mainly to the acquisition of LaSalle which closed on October 1 and lower earnings in the fourth quarter

2.	Since the LaSalle announcement in April we have raised $1.6 billion in Tier I capital in the preferred market, and we have reduced our share repurchases

3.	We remain committed to getting back to our 8 percent target in order to fulfill our needs from the LaSalle and Countrywide acquisitions and to replenish capital for our reduced earnings in the second half of 2007

4.	While market conditions will dictate the ultimate timing of our actions, it is our intent to access the markets in the near future, and we have a variety of alternatives available to us

5.	The ongoing earnings impact of these capital actions falls in the 10 cents a share range plus or minus a couple cents, excluding the impact of amounts related to Countrywide

6.	The trading asset reduction related to our CMAS business restructuring will also help us in getting back to our Tier 1 target

7.	Also, as you know, we began marking to market our 8.2 percent investment in China Construction Bank increasing OCI by $8.4 billion net of tax

a.	While Tier 1 was unaffected, it had a positive impact on the tangible and total capital ratios of about 50 basis points

I.	One final comment before expanding on Ken’s comments about 2008— the lower effective tax rate in the fourth quarter reflects the reassessment and catch-up of our annual rate given the lower earnings and a one time tax benefit from the restructuring of our foreign commercial aircraft leasing operations.

1.	Looking to 2008, you should expect a more normal tax rate of 33—34% on a non FTE basis

III.	Going forward into 2008, there is considerable uncertainty about the economic environment

A.	It is unclear what ramifications the housing downturn, higher energy costs and the subprime crisis will ultimately have

B.	But we do feel good about our relative position in our businesses as we think about delivering results in 2008 and beyond

C.	As Ken mentioned we are not in the recession camp as we expect the economy to grow minimally and not contract, picking up momentum throughout the year driven by moderate growth in both consumer and business investment spending

D.	However certain industries like homebuilders, and certain states, may look or feel recessionary during 2008

E.	In talking about 2008 I think we have given you starting points as a base for LaSalle so my comments about growth exclude its impact

F.	Loan and deposit growth generated by the franchise are expected to benefit net interest income as will the expected steepening of the yield curve

G.	We expect mid single digit growth in loans, excluding the addition of LaSalle, to be driven by commercial, credit card, home equity and unsecured loans

H.	Deposits will grow as we continue to benefit from our market leadership and innovation…and we expect to grow faster than the market

I.	Consequently, assuming the forward curves materialize, we expect growth in managed core net interest income to be in the high single-digit range on a normalized basis and above that on a reported basis from the addition of LaSalle

1.	Let me also remind you that the change in NII in 1Q is impacted by day count as well as the 4Q one time leasing transaction I mentioned earlier

J.	Total revenue will be impacted by the bounce back from trading losses as well as lower equity investment gains

1.	We think a run rate of expectations for equity gains could be around $300 – 400 million in 2008 and will be dependent on liquidity events with customers and dividends from our strategic investments

K.	Excluding the impact of trading and equity gains, noninterest income should grow in the high single digits led by consumer fee increases in mortgage, card and service charge revenue

L.	Credit quality will continue as a headwind from the impact of housing market conditions on consumer asset quality

M.	Similarly, we would expect to see challenges in the consumer dependent sectors of our commercial portfolios

N.	Given our economic assumptions we could see provision expense up 20 percent compared to reported 2007 levels. Obviously continuing deterioration, including a recession, could take this number higher. However, our strong market position, attractive risk adjusted margins and substantial distribution advantages position us well versus the competition

O.	On the expense side, we are aiming for strong positive operating leverage from heavy expense control as well as savings realized from the LaSalle integration

P.	These cost savings are expected to slightly exceed our estimates and we expect to get roughly half of our “all in” savings target of $1.25 billion in 2008

Q.	Since we are on expenses, remember that similar to the first quarter of the last 2 years, we will have an additional expense of 4-5 cents in EPS related to our expensing certain equity based compensation awards for retirement eligible employees (FASB 123R)

R.	To reiterate what Ken said up front let me say while we are cognizant of the headwinds in the economy and its impact on the marketplace we feel good about our relative position and absent things getting dramatically worse think 2008 will be a reasonable year for earnings

IV.	With that let me open it up for questions. I thank you for your attention